Exhibit 2.13
SETTLEMENT, RELEASE AND DISCHARGE AGREEMENT

This Settlement, Release and Discharge Agreement (the “Agreement”), dated as of October 29, 2020 is executed by and between:

(i)LAUREATE EDUCATION, INC., a company organized and validly existing under the laws of the State of Delaware, United States, with its principal place of business at 650 S. Exeter Street, Baltimore, Maryland, 21202, U.S.A. (“Athena”);

(ii)REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA., a Brazilian limited liability company, with head offices in the city of São Paulo, State of São Paulo, at Rua Quatá, 67, 5th floor, Vila Olímpia, Zip Code 04546-040, enrolled with CNPJ/ME under No. 07.728.655/0001-20 (“Company” or “Rede” and, jointly with Athena, the “Athena’s Parties”);

(iii)SER EDUCACIONAL S.A., a Brazilian publicly held company, with head offices in in the city of Recife, state of Pernambuco, at Av. da Saudade, 254, Santo Amaro, Zip Code 50100-200 (“Sapphire”);

(iv)JOSÉ JANGUIÊ BEZERRA DINIZ, Brazilian, married, bearer of identity Card RG No. 2.547.125 SSP/PE and enrolled in the Individual Taxpayers Register (CPF) under No. 368.383.574-53, businessman, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Lopes Neto No. 330, apartment 20, Itaim Bibi, Zip Code 04533-030 (“Sapphire’s Controlling Shareholder”);

(v)SANDRA CRISTINA SILVA LOURETTE JANGUIÊ, Brazilian, married, pedagogue, bearer of the Brazilian Identity Card R.G. No. 8.473.908 SSP/RO and enrolled with the Brazilian Individual Taxpayers Register (CPF) under No. 865.951.804-72, resident and domiciled in the City of Recife, State of Pernambuco, at Avenida Boa Viagem, No. 5354, apartment 3100, Boa Viagem, Zip Code 51030-000, Brazil (“Sandra”);

(vi)THALES JANGUIÊ SILVA DINIZ, Brazilian, single, lawyer, bearer of the Brazilian Identity Card R.G. No. 8.202.561 SDS/PE and enrolled with the Brazilian Individual Taxpayers Register (CPF) under No. 066.640.614-65, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Lopes Neto, No. 330, apartment 20, Itaim Bibi, Zip Code 04533-030, Brazil (“Thales”);

(vii)ELORA CRISTINA SILVA DINIZ JANGUIÊ, Brazilian, single, student, bearer of the Brazilian Identity Card R.G. No. 9.644.170 SDS/PE and enrolled with the Brazilian Individual Taxpayers Register (CPF) under No. 704.318.824-52, resident and
DA #11426465 v6

domiciled in the City of São Paulo, State of São Paulo, at Rua Lopes Neto, No. 330, apartment 20, Itaim Bibi, Zip Code 04533-030, Brazil (“Elora”); and

(viii)MEL CRISTINA SILVA DINIZ JANGUIÊ, Brazilian, single, student, bearer of the Brazilian Identity Card R.G. No. 9.645.376 SDS/PE and enrolled with the Brazilian Individual Taxpayers Register (CPF) under No. 704.318.874-11, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Lopes Neto, No. 330, apartment 20, Itaim Bibi, Zip Code 04533-030, Brazil (“Mel”).

Sandra, Thales, Elora and Mel hereinafter jointly referred to as “Family Members” and, jointly with Sapphire and Sapphire’s Controlling Shareholder, the “Sapphire Parties”.

Laureate, the Company, Sapphire, Sapphire’s Controlling Shareholder and the Family Members hereinafter individually referred to as a “Party” and jointly referred to as the “Parties”.

WHEREAS:

(A)On September 11, 2020, the Parties entered into a certain transaction agreement (“Transaction Agreement”) through which Sapphire agreed to acquire the Brazilian assets owned by Athena through its subsidiary Rede (the “Transaction”);

(B)Following the Transaction Agreement execution, the Parties disagreed on their respective rights under the Go-Shop provisions set forth in Section 6.9 of the Transaction Agreement (the “Go Shop Provision”);

(C)As a result thereof, the Parties initiated Legal Proceedings against each other alleging violations to the Transaction Agreement, with respect to which the Parties have a different understanding;

(D)In the context of the Legal Proceedings, the Parties are interested in settling all disputes and controversies between them upon the payment by Athena of the Go Shop Termination Payment, as defined in section 10.3 of the Transaction Agreement, in the amount of one hundred and eighty million Brazilian Reais (R$180,000,000.00), to Sapphire (the “Go Shop Termination Payment”);

NOW THEREFORE the Parties enter into this Agreement, on the following terms and conditions:

ARTICLE I.
DEFINITIONS
i..Certain Defined Terms. Capitalized terms shall have the meanings ascribed to such terms in this Agreement. The following terms shall have the following meanings:

a)“Affiliate” means, with respect to any Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, that Person.

b)“Brazilian Civil Code” (Código Civil Brasileiro) means Law 10,406 of January 10th, 2002, as amended from time to time.

c)“Brazilian Code of Civil Procedure” (Código de Processo Civil Brasileiro) means Law 13,105 of March 16th 2015.

d)“Claim” means any action, judicial, arbitral, or administrative proceeding, claim, demand, order, judicial or extrajudicial notification, claim, notice of infraction, notice of breach or violation, investigation, collection notice, procedure, or judicial or administrative inquiry, brought or made against any of the Parties or their Related Parties.

e)“Confidentiality Agreement” means that certain confidentiality and non-disclosure agreement, dated as of December 10, 2019, by and between Athena and Sapphire, as supplemented by that certain clean team agreement, dated as of June 30, 2020, by and between the Company and Sapphire.

f)“Dispute” means any conflict or controversy arising out of (i) the interpretation of the provisions of this Agreement, and/or (ii) the performance of obligations established under this Agreement, and/or (iii) breach of any of the terms and conditions of this Agreement.

g)“Governmental Authority” means any governmental, regulatory or administrative authority, any agency or commission, and any court, tribunal, or judicial or arbitral authority in Brazil or in any other country and which has jurisdiction over the Parties.

h)“Law” means any legislation, regulation, order, judgment or decree issued by any Governmental Authority.

i)“Legal Proceedings” means, collectively: (i) Lawsuit No. 1097999-29.2020.8.26.0100, ongoing before the 1st Business and Arbitration-related Conflicts Court of the City of São Paulo, State of São Paulo (“Sapphire Precautionary Measure”); (ii) Interlocutory Appeal No.

2252377-32.2020.8.26.0000, ongoing before the 1st Chamber for Business Matters of the Court of Appeals of São Paulo, State of São Paulo (“Interlocutory Appeal”); (iii) Lawsuit No. 1099602-40.2020.8.26.0100, ongoing before the 1th Business and Arbitration-related Conflicts Court of the City of São Paulo, State of São Paulo (“Athena Precautionary Measure”); and (iv) the Arbitration Proceeding No. 25754/PFF ongoing before the International Court of Arbitration of the International Chamber of Commerce – ICC (“Arbitration Proceeding” and “ICC”).

j)“Lien” means any mortgage, chattel mortgage, , pledge, security interest, lease, servitude, license, pact, condition, Claim, option, restriction or other encumbrance of any kind, and any conditional sales contract, contract for sale with a right of redemption, or any other contract that grants any of the above-mentioned rights and obligations, except for restrictions on transfer generally imposed by applicable Law.

k)“Loss” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (deducted, however, of any amounts recovered).

l)“Person” means any natural person, firm, company, association without legal personality, partnership, trust, or other legal entity.

m)“Related Party” means any Affiliate of the Party in question, and the Party’s and Affiliate's Representatives.

n)“Representative” of a Person shall be given a broad interpretation and includes members, shareholders, partners, officers, directors, employees, agents, advisers, attorneys-at-law, consultants, investment banks, Affiliates and other representatives of the Person.

o)“Third-Party” means, in relation to a Person, another Person that is not a Related Party.

ARTICLE II.
SETTLEMENT OF THE LEGAL PROCEEDINGS AND GO SHOP TERMINATION PAYMENT
a.Settlement of the Legal Proceedings. Subject to the terms and conditions of this Agreement, the Parties hereby agree to terminate and settle, as provided under Articles 840-850 of the Brazilian Civil Code, on the date hereof, all Legal Proceedings and to cooperate with each other and take any and all actions that are useful and/or necessary for obtaining the relevant court and arbitral decisions acknowledging such settlement, pursuant to articles 90, 200, Sole Paragraph, 485, VIII and §5º of the Brazilian Code of Civil Procedure, to the extent applicable, including but not limited to:

(i)in connection with SER Precautionary Measure, Interlocutory Appeal and Laureate Precautionary Measure, filing before the relevant court of three motions in the form of Exhibits 2.1(i), 2.1(ii) and 2.1(iii), requesting the termination of the Legal Proceedings, on the date hereof;

(ii)in connection with the Arbitration Proceeding, filing before the Secretariat of the ICC of a motion in the form of Exhibit 2.1(iv), requesting the conclusion of the Arbitration Proceeding by mutual consent of the Parties, on the date hereof;

(iii)each of the Parties shall individually and separately bear the costs and fees of their own legal counsel and external advisors engaged in connection with the Legal Proceedings, including fees awarded by a court or arbitral tribunal, if any;

(iv)each of the Parties shall bear its respective court and arbitral costs and fees, including any costs and fees already incurred, which shall not be subject to any reimbursement by any other Party; and

(v)Parties shall take the relevant measures to procure that their respective Counsel waive any and all rights of pursuing loss of suit attorneys’ fees (honorários advocatícios sucumbenciais) that may be imposed in connection with the Legal Proceedings, if applicable.

b.Go Shop Termination Payment. By means of this Agreement, Athena acknowledges that the Go Shop Termination Payment is irrevocably and irreversibly owed to Sapphire. Sapphire shall inform in writing to which account the Go Shop Termination Payment should be paid, it being agreed that Sapphire shall be authorized to determine that such payment be made on its behalf to any other Person (“Payment Notice”). Laureate shall then perform the Go Shop Termination Payment to the account and beneficiary informed by Sapphire through the Payment Notice, such payment being made before the end of the immediately subsequent Business Day following the receipt of the Payment Notice. In the event the Payment Notice is not sent by 00:01 on November 4th, 2020, then Laureate shall pay the Go Shop Termination Payment to Sapphire by means of wire transfer of immediately available funds to Sapphire’s Brazilian account No. 39144-2, Ag. 1247, at Itaú Unibanco S.A., such payment being completed by 00:01 on November 5th, 2020.

2.2.1.    In the event of delay in the performance of the Go Shop Termination Payment, Athena shall be subject to a non-compensatory fine of 10% (ten percent) over the due and unpaid amount, as well as interest in arrears at the rate of 1% (one percent) per month, calculated pro rata die until actual payment.

c.Release by Sapphire. Subject to the actions set forth in Sections 2.1 and 2.2 above, Sapphire Parties hereby irrevocably and irreversibly grant the Athena Parties full, general and irrevocable release, acquittal and discharge (quitação) as described under the sole paragraph of Article 320 of the Brazilian Civil Code, as to any Claim that the Sapphire Parties have, may have had or may have in the future against the Athena Parties or any of its Related Parties arising out of any acts, facts, events or omissions occurred before (and including) the date hereof in relation to the Transaction and under the Transaction Agreement, the Confidentiality Agreement, this Agreement and/or the Legal Proceedings, fully releasing and discharging such Claims, as provided under Articles 840-850 of the Brazilian Civil Code (“Sapphire Release and Discharge”).

d.Release by Athena. Subject to the actions set forth in Section 2.1 above, Athena Parties hereby irrevocably and irreversibly grant the Sapphire Parties full, general and irrevocable release, acquittal and discharge (quitação) as described under the sole paragraph of Article 320 of the Brazilian Civil Code, as to any Claim that the Athena Parties or any of its Related Parties have, may have had or may have in the future against the Sapphire Parties or any of its Related Parties arising out of any acts, facts, events or omissions occurred before (and including) the date hereof in relation to the Transaction and under the Transaction Agreement, the Confidentiality Agreement, this Agreement and/or the Legal Proceedings, fully releasing and discharging such Claims, as provided under Articles 840-850 of the Brazilian Civil Code (“Athena Release and Discharge”).

e.Waivers. Subject to the Sapphire Release and Discharge and the Athena Release and Discharge, the Parties waive all their rights to any claims against each other in relation to Claims, relief sought and causes of actions asserted in the Legal Proceedings.

f.Termination of the Transaction Agreement and the Confidentiality Agreement; Mutual Release. Subject to the Sapphire Release and Discharge and the Athena Release and Discharge, the Transaction Agreement is hereby terminated by the Parties for all intents and purposes.

i.Subject to the actions set forth in Sections 2.1 and 2.2 above, the Parties hereby grant each other wide, general and unrestricted release in relation to the obligations and rights provided under the Transaction Agreement.

ii.The Parties hereby recognize and agree that they shall not invoke any of the provisions of the Transaction Agreement and/or the Confidentiality Agreement to hinder, question, try to revert, request for indemnifications of any natures and/or undertake any action with respect to this Agreement or to the Transaction.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES BY THE PARTIES
g.The Parties make the following representations and warranties to the other Parties, which are true, exact and complete on the date hereof and will remain true, exact and complete from the date hereof to the fulfillment of all actions set forth under this Agreement:

i.Each Party represents that it has the right, the power, legal capacity and authority to enter into this Agreement and to perform its obligations hereunder, having obtained all necessary approvals;

ii.The performance by the Parties of their obligations under this Agreement do not violate any applicable Laws or actions outside Brazil to which any such Parties are subject or in respect of which any of their assets or properties may be bound or affected; and

iii.The execution and performance of this Agreement and the consummation of the transactions contemplated herein do not (a) violate, conflict with, or constitute a breach of (with or without notice or lapse of time, or both) any contract or other agreement or instrument to which any of the Parties is a party, (b) require the consent of any party to any contracts to which any of the Parties is a party, (c) violate any Law to which the Parties are subject, (d) violate any undertaking, negative covenant, or other contractual obligation binding on the Parties; give rise to any right of rescission, termination, cancellation, or early maturity of any obligation, to the Loss of any material benefit, or to the increase (in the principal amount or in accessory obligations), extension, or early maturity of any debts, guarantees, or rights held by any Person; (d) require the consent of any Person; or (e) result in the creation of any Liens, securities or equity interests, charges, servitudes, covenants, options, Claims, restrictions or charges of any kind.

ARTICLE IV.
ADDITIONAL OBLIGATIONS
h.Confidentiality. Each of the Parties undertakes to the others that it will not disclose, in whole or in part, the subject matter and/or the contents of this Agreement (“Confidential Information”) to any Third-Party other than its Representatives, its

Affiliates and Related Parties, from whom the Party will require, at its sole liability, the same confidentiality undertakings assumed by the Party hereunder, as well as any Governmental Authorities pursuant to Section 4.1.1 below.

i.The limits on disclosure of Confidential Information provided for under this Agreement are not applicable when the Confidential Information (i) becomes known to the public without the participation of any of the Parties in its disclosure to the public, or (ii) is disclosed by reason of compliance with a legal requirement and/or order by any judicial or Governmental Authority, including, without limitation, information whose publication or disclosure is required under any applicable Law.

i.Replacement of Guarantor under the Amazonas Purchase Agreement. Sapphire hereby consents to having Athena assign to Ânima Holding S.A. its position of Guarantor under that certain Quota Assignment and Transfer Agreement and other Covenants, dated April 16, 2019, by and between the Company, Cenesup - Centro Nacional de Ensino Superior Ltda., Sociedade de Desenvolvimento Cultural do Amazonas Ltda., Athena and Sapphire (“Amazonas Purchase Agreement”), provided such assignment is under the exact same terms and conditions of the original undertaking. Sapphire shall as promptly as practicable but not later than ten (10) days upon request (which request shall occur not earlier than the consummation of the Ânima Transaction Agreement) to expressly consent to such assignment as described above, which consent shall forever release Athena from any obligations relating to or in connection with the Amazonas Purchase Agreement and related documents.

j.Non-disparagement. The Parties shall not at any time for a period of five (5) years from the execution of this Agreement make any disparaging, defamatory, or derogatory written or oral statements or other communications regarding the other Parties in connection with the Sapphire Release and Discharge or the Athena Release and Discharge, provided nothing in this provision shall prevent any of the Parties from making accurate reports to, cooperating with, or testifying before any court, governmental agency, or regulatory body pursuant to compulsory process or a formal request for information.

k.Non-Solicitation. Athena’s Parties and Sapphire shall not, at any time for a period of five (5) years from the execution of this Agreement, undertake, directly or indirectly, on their own behalf as well as on behalf of their Affiliates, to:

i.solicit or induce any director or C-level officer or any senior employees of the other Party to terminate their employment relationship with the other Party; or

ii.hire any shareholder, manager, director, officer, employee, consultant or retained advisor of the other Party following undue solicitation pursuant to item (i) above; or

iii.encourage any supplier, shareholder, manager, director, officer, employee, consultant or retained advisor of the other Party to terminate his or her engagement with the other Party, as applicable; or

iv.provide any third party with information regarding any client, supplier, shareholder, manager, director, officer, employee, consultant or retained advisor of the other Party; or

v.request, recommend or encourage any supplier, shareholder, manager, director, officer, employee, consultant or retained advisor of the other Party to reduce or terminate any business that such supplier, shareholder, manager, director, officer, employee, consultant or retained advisor of the other Party engages in with the other Party.

i.Any employment advertisement made to the general public shall not be deemed as a breach by either Party of the provisions of this Section 4.4.

l.Publicity. Athena and Sapphire will consult with each other and will mutually agree upon any press release or public announcement pertaining to the transactions contemplated by this Agreement and shall not issue any such press release or public announcement prior to such consultation and agreement, except for public announcements or filings reasonably deemed required pursuant to applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or public announcement shall use its reasonable efforts to consult in good faith with the other Party before issuing any such press release or public announcement.

ARTICLE V.
INDEMNIFICATION
m.Obligation to Indemnify. The Parties irrevocably undertake to indemnify and hold harmless the other Parties and its Representatives for and from any and all Losses resulting from or related to:

(i)Inaccuracy, error, imprecision, insufficiency, violation, or untruth of any representation or warranty given under this Agreement; or

(ii)Failure to comply with any obligation assumed under this Agreement.

ARTICLE VI.
GENERAL PROVISIONS
n.Notices. All notices and other communications related to this Agreement shall be made under the terms and to the individuals set forth in Section 12.6 of the Transaction Agreement.

o.Costs and Expenses. Each Party shall bear its own costs and expenses (including costs and expenses related to legal and other advisers) incurred by reason of this Agreement or the obligations provided for hereunder.

p.No waiver. Failure by any of the Parties to demand timely performance of this Agreement or of any of its provisions, at any time during the term of this Agreement, shall not in any way affect the validity of this Agreement or any part of it, and shall not constitute a precedent, amendment, or novation of its provisions, or waiver of the right of the Party to demand performance of the provisions of this Agreement at any time.

q.Severability. Should any one or more of the provisions of this Agreement be found invalid or ineffective under applicable Law, the validity and effectiveness of the remaining provisions shall not be affected, and, with respect to the provisions found to be invalid or ineffective, the Parties shall negotiate, in good faith, alternative mechanisms to maintain the spirit of this Agreement.

r.Amendment. This Agreement may be amended only by written instrument executed by the Parties.

s.Assignment; Binding Effect. This Agreement is binding on, inures to the benefit of, and is enforceable by each of the Parties and their respective heirs, successors and assigns of all kinds. Neither this Agreement nor any of the rights and obligations hereunder may be assigned to Third-Parties unless expressly permitted under this Agreement or with the prior, written consent of the other Parties. Any attempted assignment or transfer without the prior written consent of the other Parties shall be null and without effect.

t.Cooperation. Each of the Parties agrees to cooperate with the other and to do all things, and to execute or deliver, or cause to be executed and delivered, all documents that may be necessary or convenient for performance of the Parties’ obligations hereunder and the achievement of the purposes of this Agreement.

u.Representatives. Unless otherwise expressly provided for in this Agreement, neither Party shall be deemed to represent the other for any purpose, and no Party shall have the power, authority or capacity, as representative or otherwise, to represent, act on behalf of, bind or in any other way create or assume obligations in the name of the other Party.

v.Enforcement Proceedings. This instrument, which is executed in the presence of two witnesses, constitutes extrajudicial title to commence enforcement proceedings as provided for in the Brazilian Code of Civil Procedure.

w.Specific Performance. The Parties undertake always to comply with, formalize, and perform their obligations hereunder strictly in accordance with the terms and conditions of this Agreement. The Parties hereby acknowledge and agree that all obligations assumed or arising hereunder are subject to specific performance within the terms of the Brazilian Code of Civil Procedure, in addition to the payment of damages for any Loss that may be suffered in accordance with Section V above. The Parties expressly agree and bind themselves to specific performance of their obligations, and to accept and comply with injunctive and other orders to that effect.

x.Applicable Law. This Agreement and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether contractual or extra contractual, shall be governed by, and construed in accordance with, the Laws of Brazil.

y.Dispute Resolution. Any conflict or controversy arising out of or in connection with a Dispute between the Parties shall be resolved under the terms of Section 12.5 of the Transaction Agreement, which is incorporated herein for all legal purposes.

[Signature pages follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LAUREATE EDUCATION, INC.

By:    /s/ Richard H. Sinkfield III
/s/ Jean-Jacques Charhon
Name:
Title:

SER EDUCACIONAL S.A.

By:    /s/ Janyo Janguie Bezerra Diniz
/s/ João Albérico Porto de Aguiar
Name:
Title:

REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA.

By:    /s/ Igor Kojin
/s/ Alexandre Braga de Melo
Name:
Title:

JOSÉ JANGUIÊ BEZERRA DINIZ

By:    /s/ José Janguiê Bezerra Diniz

SANDRA CRISTINA SILVA LOURETTE JANGUIÊ

By:    /s/ Sandra Cristina Silva Lourette Janguiê

[Continuation of the execution page of the SETTLEMENT, RELEASE AND DISCHARGE AGREEMENT entered into on October 29, 2020 by and between Laureate Education, Inc., Ser Educacional S.A. and others]

THALES JANGUIÊ SILVA DINIZ

By:    /s/ Thales Janguiê Silva Diniz

ELORA CRISTINA SILVA DINIZ JANGUIÊ,

By:    /s/ Elora Cristina Silva Diniz Janguiê

MEL CRISTINA SILVA DINIZ JANGUIÊ,

By:    /s/ Mel Cristina Silva Diniz Janguiê

Witnesses:

By:    /s/ Ligia M. Capisano
Name:
ID:

By:    /s/ Pietro Naufal Zanardo
Name:
ID: